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                                                                   Exhibit 10.74

                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852


Mr. Edward J. LaGraize
3 Sean Lane
Mt. Sinai, New York 11766

Dear Ed:

     This is an offer of employment with Brown & Sharpe Manufacturing Company as follows:

1.   Position
     Vice President - Commercial Operations, MS Group, reporting to me.

2.   Salary
     Your annual base salary will be at the rate of $175,000 to be paid in twice-monthly installments. Future adjustments will be based on an annual performance review held at the close of each fiscal year.

3.   Primary Responsibilities
     You will be responsible for the sales, service, marketing and applications functions of the MS Group on a worldwide basis. You will work closely with the three manufacturing locations. Your organization requires strong leadership and changes to its current mode of operation. I expect you to modify the organization and make-up of the Commercial Operations to suit the objectives of the company. I am confident you will make this happen.

     As a corporate Vice President, you will be a member of the Planning and Operating Committee, consisting of my direct reports.

4.   Bonus
     Participation in the Brown & Sharpe Profit Incentive Plan administered by the Salary Committee of the Board of Directors. You will be eligible for a base rate bonus of 30% of base salary each fiscal year. Under exceptional performance conditions, this amount can reach 60% of base salary. This bonus award will be based both on your attainment of personal objectives, as well as the company's performance against annual corporate targets.

5.   Stock Options
     Upon your employment by the company, you will be granted options to purchase 25,000 shares of Brown & Sharpe stock under the company stock option plan. Such options will be exercisable at the price equal to the closing price of the common stock on the date on
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     which the Salary Committee of the Board of Directors approves the grant of the stock option to you. Fifty percent of the options vest after two years, twenty-five percent after three years, and twenty-five percent after four years.

6.   Severance
     It is understood that the employment relationship may be terminated with or without cause by either party at any time. Should the company terminate your employment without cause, the company will continue to pay you at your then current base annual salary in monthly installments for six months following the date of termination subject to your not competing with any business of the company and its subsidiaries in any country the company is then doing business.

7.   Retirement Program
     You will be included in a limited group of senior executives program for the "LTDCIP" (Long Term Deferred Cash Incentive Plan). You will also participate in any supplemental plan or plans the Directors approve for key executives.

8.   Benefits
     You will be entitled to our standard management employee benefits.

9.   Relocation
     The Company will reimburse you for all reasonable and necessary direct expenses related to moving your household and personal belongings from your current residence to a new home in the Providence area. In addition, the company will pay you a lump sum of $35,000 as reimbursement for all of the costs associated with your move, including, but not limited to, the broker's fee for selling your present residence and closing costs incurred with the purchase of a new one in this area.

10.  Significant Change in Ownership
     In the event of a significant change in ownership, all unvested options of company stock shall vest immediately.

     This offer will expire one week from this date. Please countersign this letter, confirming your start date, and return it to me as soon as possible. I look forward to having you as a member of the management team at Brown & Sharpe.

                                       Sincerely,



                                       Frank T. Curtin



Accepted:  ______________________               Date:  _______________________
              Edward LaGraize

I intend to start my employment with Brown & Sharpe on _________________.
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                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852


                                August 13, 1996



Mr. Edward J. LaGraize
3 Sean Lane
Mt. Sinai, New York  11766

Dear Ed:

     This letter will serve as an addendum to my offer letter to you dated August 12, 1996.

     With respect to Paragraph 5, your options will be 30,000 shares rather than the 25,000 in the original letter. Other characteristics remain the same.

     Regarding Paragraph 6, the severance will be one rather than the six months in your original letter.

                                       Best regards,



                                       Frank T. Curtin